UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): February 13, 2004

AsiaInfo Holdings, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-15713	752506390
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

4th Floor, Zhongdian Information Tower, 6 Zhongguancun South Street

Haidian District, Beijing 100086, China

(Address of Principal Executive Offices)

Registrant’s telephone number, including area code +8610 6250 1658

(Former name or former address, if changed since last report)

Item 9.	Regulation FD Disclosure

Investor Presentations

Management of AsiaInfo Holdings, Inc. intends to hold meetings with investors on February 16, 2004. A copy of the slides from the presentations to be delivered at the meetings are furnished herewith as Exhibit 99(a).

Pursuant to the requirements of Regulation G under the Securities Exchange Act of 1934, as amended (“Regulation G”), the following tables are provided to reconcile the non-GAAP measures that appear on page 17 and 18 of Exhibit 99(a) hereto to the nearest comparable GAAP measures.

The following table reconciles our net revenues to our total revenues for the periods indicated.

	YEAR ENDED DECEMBER 31,
	2003	2002	2001	2000
	(amount in thousands of $)
Network solutions net of hardware costs	$25,982	$31,720	$43,516	$27,211
Software revenue	$31,488	$33,013	$27,875	$17,367
Total revenue net of hardware costs	$57,470	$64,733	$71,391	$44,578
Total hardware costs	$58,704	$56,533	$117,615	$131,485
Total gross revenue	$116,174	$121,266	$189,006	$176,063

We believe that the presentation of our net revenues provides useful information for investors regarding our regular financial performance. Our management uses this measure for the same purpose. The presentation of this additional information is not meant to be considered in isolation or as a substitute for our financial results prepared in accordance with GAAP.

The following table reconciles our net income excluding impairment charges to our net income for the year ended December 31, 2003:

YEAR ENDED DECEMBER 31, 2003
(amount in thousands of $)
Net income excluding impairment charges	$4,353
Impairment charges	$(32,471)
Net loss	$(28,118)

We believe that the presentation of net income excluding impairment charges provides useful information for investors regarding our regular financial performance. Our management uses this measure for the same purpose. The presentation of this additional information is not meant to be considered in isolation or as a substitute for our financial results prepared in accordance with GAAP.

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AsiaInfo Holdings, Inc.

Date: February 13, 2004.	By:	/s/ Ying Han

Name: Ying Han Title: Executive Vice President and Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description

99(a)	Slides from presentations to be delivered on February 16, 2004